EXHIBIT 11

                               Safety-Kleen Corp.
                 Statement of Computation of Per Share Earnings
                     ($ in thousands, except per share data)
                                   (Unaudited)

                                                            Three Months Ended
                                                               November 30,
                                                           1999         1998

Basic:

   Income available to common stockholders ........     $  24,707    $ 27,772
                                                        =========    ========

   Weighted average common stock outstanding (000s)       100,637      87,844
                                                        =========    ========

   Basic income per share .........................     $    0.25    $   0.32
                                                        =========    ========


Diluted:

   Net income .....................................     $  24,707    $ 27,772
   Add back: interest expense on conversion of
     subordinated convertible debenture ...........           --        2,625
   Income available to common stockholders, plus
     assumed conversions ..........................     $  24,707    $ 30,397
                                                        =========    ========

   Weighted average common stock outstanding (000s)       100,637      87,844
   Dilutive effect of stock options ...............          --            65
   Dilutive effect of conversion of $350,000,000

     subordinated convertible debenture at $15.00 .          --        23,333
                                                        ---------    --------
   Diluted average shares outstanding .............       100,637     111,242
                                                        =========    ========

   Diluted income per share .......................     $ 0.25       $   0.27
                                                        =========    ========